AMENDMENT NO. 2

to the

COMBINED INVESTMENT ADVISORY AGREEMENT

Amendment, as of May 18, 2004, to the Combined Investment Advisory Agreement dated June 13, 2003, (the “Agreement”) among Munder Series Trust (“MST”), on behalf of each of its series, and The Munder Framlington Funds Trust (“MFFT”) on behalf of each of its series and Munder Capital Management (“Advisor”), a Delaware partnership.

WHEREAS, the Advisor, MST and MFFT wish to document recent changes and to update Schedule B1 and Schedule B2 to the Agreement, as reflected below;

WHEREAS, as of May 18, 2004, the Board of Trustees of MST approved new breakpoint advisory fee structures for Munder Future Technology Fund, Munder Intermediate Bond Fund, Munder Multi-Season Growth Fund and Munder NetNet Fund;

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MFFT agree to amend the Agreement as follows:

1.	Schedule B1 and Schedule B2 to the Agreement are hereby replaced with the attached Schedule B1 and Schedule B2 effective as of May 18, 2004.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
THE MUNDER FRAMLINGTON FUNDS TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President and Secretary

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Chief Administrative Officer

SCHEDULE B1

As of May 18, 2004

Annual Fees (as a Percentage of Average Daily Net Assets)
Munder Future Technology Fund	1.00% of the first $300,000,000 of average daily net assets; 0.90% of average daily net assets from $300,000,001 to $1 billion; and 0.80% of average daily net assets in excess of $1 billion
Munder Healthcare Fund	1.00% of average daily net assets up to $250 million; plus 0.75% of average daily net assets of $250 million or more
Munder Micro-Cap Equity Fund	1.00%
Munder NetNet Fund	1.00% of the first $1 billion of average daily net assets; and 0.90% of average daily net assets in excess of $1 billion
Munder Power Plus Fund	0.75%

B1-1

SCHEDULE B2

As of May 18, 2004

Annual Fees (as a Percentage of Average Daily Net Assets)
Liquidity Money Market Fund	0.35%
Munder Balanced Fund	0.65%
Munder Bond Fund	0.50%
Munder Cash Investment Fund	0.35%
Munder Emerging Markets Fund	1.25%
Munder Institutional Government Money Market Fund	0.20%
Munder Institutional Money Market Fund	0.20%
Munder Intermediate Bond Fund	0.50% of the first $1 billion of average daily net assets; and 0.45% of average daily net assets in excess of $1 billion
Munder International Bond Fund	0.50%
Munder International Growth Fund	1.00% of average daily net assets up to $250 million; plus 0.75% of average daily net assets of $250 million or more
Munder Large-Cap Value Fund	0.75%
Munder Michigan Tax-Free Bond Fund	0.50%
Munder MidCap Select Fund	0.75%
Munder Multi-Season Growth Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of average daily net assets from $1 billion to $2 billion; and 0.70% of average daily net assets in excess of $2 billion
Munder Real Estate Equity Investment Fund	0.74%
Munder Small Company Growth Fund	0.75%
Munder Small-Cap Value Fund	0.75%
Munder Tax-Free Bond Fund	0.50%
Munder Tax-Free Money Market Fund	0.35%
Munder Tax-Free Short & Intermediate Bond Fund	0.50%
Munder U.S. Government Income Fund	0.50%

B2-1